UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

({19}) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
          Thomas B. Lovejoy
         48 Burying Hill Road
          Greenwich, CT 06831

2. Issuer Name and Ticker or Trading Symbol
          FX Energy, Inc.
          FXEN

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year
          05/99

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable) Director [X]

7. Individual or Joint/Group Filing (Check Applicable Line)
         Form filed by One Reporting Person [X]


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
{11}                       |      |    | |                  |   |           |                   |      |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
{12}                  |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Common Stock, par                                                                                     154,367       D
  value $0.001
Common Stock, par                                                                                      32,000       I  By trusts
  value $0.001                                                                                                           (1)(8)
Common Stock, par              5/12/99  P        55,000   A                                   $4.00   104,500       I  Held in IRA
  value $0.001
Common Stock, par
  value $0.001                 5/12/99  P         7,500   A                                   $4.00    17,500       I  (2)
Common Stock, par                                                                                     200,000       I  By Corp.
  value $0.001
Common Stock, par                                                                                       9,000       I  By trust
  value $0.001                                                                                                          (3)(8)
Common Stock, par                                                                                      10,000       I  Spouse's IRA
  value $0.001
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|

Option to purchase      $3.00                                 (4)  (4)                                350,000      D
  common stock
Option to purchase      $8.875                              11/5/96-11/5/03                             5,000      D
  common stock                                                 (5)
Option to purchase      $8.875                              11/5/96-11/5/03                            50,000      I   (6)
  common stock                                                 (5)
Option to purchase      $6.625                              12/1/98-11/30/04                           45,000      D
  common stock                                                 (7)
Option to purchase      $8.625                             11/10/99-11/10/05                           50,000
  common stock                                                 (7)

___________________________________________________________________________________________________________________________________|

[FN]
Explanation of Responses:
(1) These shares are held in trusts for the benefit of the reporting person's children. The reporting person is trustee.
(2)     These shares are held by Lovejoy Associates, Inc., Profit Sharing Plan.
(3) These shares are held in trust for the benefit of the reporting person's children. The reporting person receives income from the trust, but is not trustee.
(4) This option is currently exercisable and expires respecting 150,000 shares on August 3, 2000; 100,000 shares on December 31, 2001; and 100,000 shares on December 31, 2002.
(5)     These options vested 50% on grant and 50% on November 5, 1997.
(6) These options are held in trusts for the benefit of the reporting person's children, for which the reporting person is trustee, and by the reporting person's spouse.
(7)     These options vest 1/3 on each anniversary until fully vested.
(8) The reporting person disclaims beneficial ownership for these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
        Section 16 or for any other purpose.

        /s/ Thomas B. Lovejoy             5/25/99
        -----------------------------     -------
        Signature of Reporting Person      Date